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EX-99.(p)(2)
CREF Investments and Non-Investment Access Persons Policy Statement on Personal Investing




              CREF INVESTMENTS AND NON-INVESTMENT ACCESS PERSONS
                               POLICY STATEMENT ON
                               PERSONAL INVESTING




INTRODUCTION



      This Policy Statement on Personal Investing has been adopted by the TIAA-CREF Funds and their investment advisors pursuant to the requirements of the Investment Company Act of 1940 and the Investment Advisers Act of 1940. The Policy Statement applies to all CREF Investments and non-investment associates with access to current trade information regarding the Funds' equity investments. This Policy Statement applies to your transactions and accounts and to those of your Household Members.



GENERAL PRINCIPLES



      - You must at all times place the interests of TIAA-CREF's participants and shareholders above your own.



      - You may not attempt to profit from your knowledge of recent or contemplated Funds' transactions.



      - You are prohibited from buying or selling a security while in possession of material non-public information. See the Policy Statement and Program to Prevent the Misuse of Material Non-Public Information.



      - You must conduct all personal securities transactions consistent with this Policy Statement and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.



      - You are prohibited from disclosing recent or contemplated Fund transactions to any TIAA-CREF associate who does not have a legitimate business need to know such information or to any person outside of TIAA-CREF.



      You are expected to comply with the "spirit" as well as the literal requirements of this Policy Statement. Recognizing that the Policy Statement cannot address every possible scenario, you are strongly encouraged to contact your Area Compliance Officer, the Administrator of the Policy Statement, with any questions. The Administrators will consult with Law as appropriate.



      You should note that there are risks associated with personal trading under the Policy Statement. You may be forced to disgorge trading profits if your trade results in an inadvertent violation of a blackout period, for example, or you may be forced to maintain a position in a

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particular security until trading is permitted. Individuals who choose to engage in personal trading explicitly assume these and all other financial risks associated with compliance with this Policy Statement.



DEFINITIONS



      - Portfolio Manager - An associate who has responsibility for managing a Fund (or any portion of a Fund), plus his or her Household Members. Research analysts who have responsibility for managing a portion of a Fund will be deemed Portfolio Managers with respect to such assets.



      - Research Analyst - An associate who has responsibility for making recommendations regarding particular securities, plus his or her Household Members.



      - Research Assistant - An associate who has responsibility for directly assisting a Portfolio Manager with the management of a Fund, or directly assisting a Research Analyst in making recommendations regarding particular securities, plus his or her Household Members.



      - Equity Access Person - An associate who in connection with his/her regular duties obtains timely information regarding the purchase or sale of equity securities by a Fund, plus his or her Household Members.



      - Household Member - Any spouse, relative or domestic partner who shares a residence with an Equity Access Person.



REPORTING



      - Initial Disclosure Report. Within ten calendar days after joining TIAA-CREF or within ten calendar days of your designation as an Equity Access Person, you must submit an Initial Disclosure Report listing all Household Members, and detailing all reportable personal securities holdings and listing all brokerage accounts for yourself and for any Household Member.



      - Annual Disclosure Report and Certification. Each Equity Access Person shall submit an Annual Disclosure Report by January 30th of each year, listing all Household Members and reflecting all personal securities holdings and brokerage accounts for themselves and for any Household Member as of the preceding December 31st. This report will also contain a certification as to such Equity Access Person's understanding of and compliance with this Policy Statement.



      - Brokerage Reports. Each Equity Access Person must direct his or her broker to supply TIAA-CREF with duplicate confirmations and duplicate periodic statements for all your accounts and for those of Household Members by completing a Brokerage Request Report. Copies of all Brokerage Request Reports must be forwarded to the Administrator.

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      -     Prompt Notification. Each Equity Access Person must promptly notify the Administrator when a new brokerage account is opened, or when there has been a change to his or her list of Household Members.



SPECIFIC BLACK-OUT PERIODS



      - Neither you nor any Household Member can purchase or sell a security (or a related security) on a day in which there is a pending purchase or sale order for such equity security, which order is either initiated by active management or is an order that is likely to materially impact the price of the security.



      - Portfolio Managers (including a Research Analyst with respect to that portion of a Fund he or she manages), Research Assistants, and their respective Household Members cannot purchase or sell a security (or a related security) within seven calendar days before or after a Fund for which such person has responsibility purchases or sells such security, limited to an order either initiated by active management or to an order that is likely to materially impact the price of the security.



      - Neither you nor your Household Members may trade when you have actual knowledge that any Fund will be trading in that security (or a related security).



PRECLEARANCE



      - Your must preclear all transactions for yourself and your Household Members with the CREF Trading Desk. In addition, Portfolio Managers and Research Assistants must obtain approval from their supervisors and Research Analysts and sector managers must obtain approval from their supervisors, if the transaction involves a security in the industry or sector which he or she follows.



      - Preclearances are valid for the business day during which they are obtained and the two following business days.



      - Preclearance does not relieve you from complying with the other provisions of this Policy Statement. By requesting preclearance you represent that you believe the trade is generally available to other investors in the marketplace and that you do not know of a recent or proposed Fund transaction in that security (or a related security) or possess knowledge of any material non-public information regarding that security.



PROHIBITIONS APPLICABLE TO ACCESS PERSONS AND THEIR HOUSEHOLD MEMBERS



      -     You cannot participate in initial public offerings.



      - You cannot participate in private placements, without prior approval from your Area head.

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      -     If you are in an investment club, you must preclear and report all club transactions in the same manner as your own personal trades.



      - You cannot profit from a purchase and sale or a sale and purchase within sixty calendar days. Any such short swing profits shall be surrendered to the Funds or to a charity designated by your Administrator.



      - You cannot purchase puts, sell calls or sell short if you do not own the underlying security.



      - You cannot trade so frequently as to impact your ability to fulfill your assigned responsibilities.



SPECIFIC PROVISIONS FOR PORTFOLIO MANAGERS, RESEARCH ANALYSTS AND RESEARCH ASSISTANTS AND THEIR RESPECTIVE HOUSEHOLD MEMBERS



      - If you own an equity (or related) security about which you are making an investment decision for a Fund you must disclose this to the Director of Research, CREF Investments. If you own an equity (or related) security about which you are making a recommendation for a Fund, you must disclose this in the course of your communications about this security.



      - Do not make decisions for a Fund or attempt to influence a Fund transaction for purposes of enhancing the value of your own personal holdings.



SECURITIES WHICH DO NOT REQUIRE PRECLEARANCE OR REPORTING



      -     Open-end investment companies (e.g., mutual funds)



      -     Money market instruments (e.g., bank CDs, commercial paper)



      - Direct obligations of the U.S. Government (e.g., T-bills, U.S. Savings bonds)



TRANSACTIONS THAT DO NOT REQUIRE PRECLEARANCE BUT ARE REQUIRED TO BE REPORTED



      - When you have delegated full investment discretion over your investments to someone else and have retained no direct or indirect influence or control. Instead of reporting the securities held in the account you may send a memorandum to the Administrator describing the arrangement. You are not allowed to invest in public offerings or private placements in these types of accounts.



      - Corporate actions such as stock dividends, dividend reinvestments, stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions.



      - Purchases or sales of, and options and futures or options on futures on, S&P 100, 400 and 500, Russell 1000, 2000 and 3000, NASDAQ 100
            and NASDAQ Composite, and Dow

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            Jones Industrial indices. Such transactions may be effected through
            Exchange Traded Funds.



      -     Acquisitions by gift or inheritance.



 ADMINISTRATION OF THE CODE



      - The Initial, Annual and Brokerage Reports will be reviewed by the Area head of CREF Investments.



      - Annual reports about the operation of the Policy Statement shall be provided by the Law Area to the Funds' Trustees.



      - The Administrators may develop and promulgate Administrative Procedures under this Policy Statement, violations of which shall constitute violations of this Policy Statement.



      - Sanctions for violations of this Code may be imposed by the Area head, after consultation with the Law Area and Human Resources, and may include (i) a warning, (ii) additional mandatory training, (iii) disgorgement of gains, (iv) a ban on personal trading, (v) suspension, or (vi) dismissal.



      - The Administrators may appoint designees with approval by the Area head, to carry out his/her responsibilities under this Policy Statement.



WAIVERS



You may request a waiver from a prohibition or restriction of this Policy Statement in connection with a particular transaction. Such requests should be submitted in writing to the Area head who will consider waiver requests on a case-by-case basis, consulting in each case with the General Counsel or his designee.